Exhibit 99.1

PENTAIR PLC 2020 SHARE AND INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Pentair plc (the “Company”), pursuant to the Pentair plc 2020 Share and Incentive Plan (the “Plan”), hereby grants you Restricted Stock Units (“RSUs”) over the number of ordinary shares of the Company (“Shares”) set forth below. The RSUs are subject to all of the terms and conditions as set forth herein and in the attached Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined in this Grant Notice or the Award Agreement shall have the meaning set forth in the Plan.

Participant:	[x]

Date of Grant:	[x]

Number of Shares Subject to RSUs:	[x]

Vesting Schedule:

1/3 of the RSUs vest on the first anniversary of the Date of Grant

1/3 of the RSUs vest on the second anniversary of the Date of Grant

1/3 of the RSUs vest on the third anniversary of the Date of Grant

Unless you decline the RSUs within 90 days following the Date of Grant through an electronic medium in accordance with procedures established by the Company, you agree to be bound by all of the terms and conditions of the following: this Grant Notice, the Award Agreement, and the Plan.

PENTAIR 2020 SHARE AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the notice of grant (the “Grant Notice”) and this Restricted Stock Unit Award Agreement, including any exhibits hereto (collectively, this “Award Agreement”), Pentair plc (the “Company”) has granted to you Restricted Stock Units (“RSUs”) with respect to the number of ordinary shares of the Company (“Shares”) specified in the Grant Notice. Capitalized terms not defined in this Award Agreement but defined in the Pentair plc 2020 Share and Incentive Plan, as may be amended or restated from time to time (the “Plan”), shall have the same definitions as in the Plan. Unless you decline this Award Agreement within 90 days, you agree to be bound by all of the provisions contained in this Award Agreement and the Plan.

1.                  Vesting. Except as otherwise provided in the Plan or this Award Agreement, the RSUs will vest as provided in the Grant Notice.

2.                  Settlement of RSUs. The Company shall deliver to you a whole number of Shares equal to the number of RSUs (if any) that vest pursuant to this Award Agreement, subject to withholding of any Tax-Related Items (as defined in Section 6 below) if required by applicable law. Such delivery shall take place as soon as administratively practicable following the vesting date, but in no event more than 30 days after the applicable vesting date.

Notwithstanding the foregoing, if you are resident or provide services outside of the United States, the Company, in its sole discretion, may provide for the settlement of the RSUs in the form of:

(a)        a cash payment in an amount equal to the Fair Market Value of the Shares as of the vesting date that correspond to the number of vested RSUs, to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require you, the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in your country of residence (or country of employment, if different), (iii) would result in adverse tax consequences for you, the Company or any of its Affiliates or (iv) is administratively burdensome; or

(b)        Shares, but require you to sell such Shares immediately or within a specified period following your termination of service (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such Shares on your behalf).

3.                  No Fractional Shares. Only whole Shares will be issuable pursuant to the RSUs; any fractional Share otherwise issuable under the RSUs will be rounded up to the nearest whole Share.

4.                  Effect of Termination of Service. Unless otherwise provided in the Grant Notice or the Plan, in the event of termination of your service with the Company or any of its Affiliates for any reason (whether voluntarily or involuntarily), all your unvested RSUs will be cancelled and forfeited. Exceptions are made for termination of service due to death, Retirement, Disability or a Covered Termination, in accordance with the terms of the Plan.

For purposes of the RSUs, your service will be considered terminated as of the date you cease active service with the Company or any of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company in its sole discretion, your right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any). The Company shall have the exclusive discretion to determine when you have ceased active service for purposes of your RSU grant (including whether you may still be considered to be providing services while on a leave of absence).

5.                  Dividend Equivalent Units. Any cash dividends paid with respect to record dates occurring from and after the Date of Grant until the date that the RSUs are settled will be automatically reinvested on the date the dividend is paid as additional RSUs that are subject to the same terms and conditions (including vesting and forfeiture provisions) as the underlying RSUs to which they relate.

6.                  Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate that employs you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iii) withholding from the Shares to be delivered upon settlement of the RSUs that number of Shares having a Fair Market Value equal to the amount required by law to be withheld; or (iv) permitting you to tender back to the Company a number of Shares delivered upon settlement of the RSUs or Shares previously owned by you having a Fair Market Value equal to the amount required by law to be withheld. For purposes of the foregoing, no fractional Share will be withheld or issued pursuant to the grant of the RSUs and the issuance of Shares hereunder. Notwithstanding the foregoing, if you are a Section 16 Participant, your withholding obligations shall be satisfied as described in clause (iii) above, unless the Committee approves another form of payment for such Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount from the relevant taxing authority in cash and will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon vesting of the RSUs, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares until arrangements satisfactory to the Administrator have been made in connection with the Tax-Related Items. You will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision.

7.                  Recoupment. The RSUs (and any compensation paid or Shares issued under the RSUs) are subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy or practice otherwise required by applicable law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

8.                  Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement. As a condition to the receipt of the RSUs, you expressly agree to the terms and conditions in the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A. In addition to any remedies available to the Company under Sections 1 and 5 of Exhibit A, any violation of the terms and conditions of Exhibit A will result in a rescission of the RSUs made under this Award Agreement and a forfeiture of rights you have with respect thereto.

9.                  Securities Law Compliance. The grant of the RSUs and the issuance of Shares are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or securities exchange as may be required. Notwithstanding any provision of this Award Agreement or the Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all laws and the applicable requirements of any governmental agency, securities exchange or similar entity, and unless and until you have taken all actions required by the Company in connection with the RSUs. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or requirements.

10.                Transferability. The RSUs shall not be transferable in any manner (including without limitation, sale, alienation, anticipation, pledge, encumbrance, or assignment) other than transfer by will or by the laws of descent and distribution, unless otherwise determined by the Committee in accordance with the terms of the Plan. All rights with respect to the RSUs shall be exercisable during your lifetime only by you or your guardian or legal representative or permitted transferee.

11.                Shareholder Rights. You shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until Shares (if any) are issued upon settlement of the RSUs. Prior to actual payment of any RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

12.                Insider Trading and/or Market Abuse. By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). You further acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares, during such times you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and that you should therefore consult your personal advisor on this matter.

13.              Code Section 409A. For U.S. taxpayers, it is the intent that the RSUs as set forth in this Award Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing, if it is determined that the RSUs fail to satisfy the requirements of the short-term deferral period exemption and are otherwise deferred compensation subject to Section 409A of the Code, and if you are a “specified employee” as of the date of your “separation from service” (as those terms are defined in the Plan or Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of your separation from service, but only if such delay in the issuance of the Shares is necessary to avoid the imposition of additional taxation on you in respect of the Shares under Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Award Agreement as may be necessary to ensure that all payments provided for under this Award Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the grant, vesting, or settlement of RSUs provided for under this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the grant, vesting or settlement of RSUs provided for under this Award Agreement. The Company will have no liability to you or any other party if the RSUs, the delivery of Shares upon settlement of the RSUs or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.

14.              Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. You also agree that all online acknowledgements shall have the same force and effect as a written signature.

15.              Nature of Grant. In accepting the RSUs, you acknowledge and agree that:

(a)               the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)               the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs or other awards have been granted in the past;

(c)               all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)               your participation in the Plan is voluntary;

(e)               the RSUs and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company, any of its Affiliates or the Employer, as applicable, to terminate your employment or service relationship (as otherwise may be permitted under local law);

(f)                the RSUs and the Shares, and the income and value of the same, subject to the RSUs are not intended to replace any pension rights or compensation;

(g)              the RSUs and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate;

(h)               the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

(i)                no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Affiliates, or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Affiliates and the Employer, from any such claim;

(j)                 the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k)               if you are employed or providing services outside of the United States, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the RSUs or any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

16.                Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement, the Grant Notice and any other RSU grant materials by and among, as necessary and applicable, the Company or any of its Affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan. If there is a conflict between this Section 16 and the Company’s existing policies and/or data protection charters, the terms of this Section 16 will prevail with respect to issues related to the RSUs and the Plan.

You understand that the Company and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the RSUs or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Fidelity Stock Plan Services or such other share plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. If you are employed outside the United States, you understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. If you are employed outside the United States, you understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.

For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

17.                Not a Public Offering. If you are a resident outside of the United States, the grant of the RSUs is not intended to be a public offering of securities in your country of residence (or country of service, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the RSUs is not subject to the supervision of the local securities authorities.

18.                Language. If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Award Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.               No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

20.                Repatriation; Compliance with Law. If you are resident or provide services outside the United States, you agree to repatriate all payments attributable to Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of residence (and country of service, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and/or regulations in your country of residence (and country of service, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence and country of service, if different).

21.                Addendum. Notwithstanding any provisions in this Award Agreement, the RSUs shall be subject to any special terms and conditions set forth in the Addendum to this Award Agreement, as set forth in Exhibit B. Moreover, if you transfer to one of the countries included in such Addendum, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). The Addendum constitutes part of this Award Agreement.

22.                Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.                Notices. Any notices provided for in the Grant Notice, this Award Agreement or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered via post by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.

24.                Governing Plan Document. The RSUs are subject to the Grant Notice, this Award Agreement and all the provisions of the Plan, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Grant Notice, this Award Agreement and those of the Plan, the provisions of the Plan shall control. By accepting the RSUs, you confirm that you have read and understood the Award Agreement, the Plan, the Plan prospectus and related information provided to you and that you accept the terms of those documents accordingly.

25.               Administrator Authority. You expressly understand that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Award Agreement and the Plan, and that any interpretation or determination made by the Administrator under the Award Agreement or the Plan, will be final, binding and conclusive.

26.                Governing Law and Venue. The RSUs and the provisions of this Award Agreement are governed by, and subject to, the laws of the state of Delaware, U.S.A. without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the United States District Court for the District of Minnesota or any of the courts of the state of Minnesota, U.S.A..

27.                Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

28.               Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

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EXHIBIT A

CONFIDENTIALITY, NON-COMPETITION,
NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT

As a result of your intimate familiarity with trade secrets, business strategies, marketing strategies, product development, proprietary and confidential information of the Company, the Award Agreement is subject to the restrictions set forth below. Any violation of these provisions will result in a rescission of the Option made under the Award Agreement and a forfeiture of any rights you have with respect thereto, as well as the remedies that are described in Section 5 hereof.

1.            Confidentiality. You agree that you will treat during your employment and thereafter, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information you acquire while working for the Company or any of its Affiliates. You agree that you will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. You acknowledge that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

Immunity from Liability: You shall not be held in breach of this provision if you disclose confidential information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.            Non-Solicitation. You agree that, for a 12 month period (24 month period, if you are a Section 16 Participant at the time of your termination of employment) following your termination of service (whether voluntary or involuntary) from the Company or any of its Affiliates, you will not, for yourself or any third party, directly or indirectly, (i) solicit or accept competitive business from any customer of the Company or its Affiliates, or (ii) solicit any employee of the Company or its Affiliates for the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave their employment.

You agree that engaging in any of the following activities will be a violation of the above paragraph: (1) soliciting for a hire or soliciting for retainer as an independent consultant or as contingent worker any employee of the Company or its Affiliates; (2) participating in the recruitment of any employee of the Company or its Affiliates; (3) serving as a reference for an employee of the Company or its Affiliates; (4) offering an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the Company or its Affiliates; (5) assisting or encouraging any third party to pursue an employee of the Company or its Affiliates for potential employment, independent consulting or contingent worker opportunities; or (6) assisting or encouraging any employee of the Company or its Affiliates to leave their current position in order to be an employee, independent consultant or contingent worker for a third party.

3.            Non-Competition. You agree that, for a 12 month period (24 month period, if you are a Section 16 Participant at the time of your termination of employment) following your termination (whether voluntary or involuntary) from the Company or an Affiliate, you will not, for yourself or for any third party, directly or indirectly, in whole or in part, provide services, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, shareholder, officer, volunteer, intern, or any other similar capacity, to any entity anywhere in the world engaged in a business that is competitive with the Company or its Affiliates. Notwithstanding the prior sentence, you are not prohibited from providing services to a competing entity if: (i) the duties and services provided by you to the competitor are not, in whole or in part, substantially similar to the duties and services you provided to the Company or its Affiliates; and (ii) the duties and services provided by you to the competitor are not reasonably likely to cause you to reveal trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the business of the Company or its Affiliates. Nothing in this Award Agreement prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that your ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, the corporation.

4.            Non-Disparagement. You agree that you will not make disparaging remarks of any sort or otherwise communicate any disparaging comments to any other person or entity, about the Company and any of its divisions, subsidiaries, predecessors and successors, and any affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers and directors. However, you shall not be held in breach of this provision if you disclose confidential information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

5.            Effect of Breach. By accepting the Option, you agree that in light of the award conferred to you under this Award Agreement, the narrow restrictive covenants imposed above are reasonable and will not result in any hardship to you. Further, you acknowledge and agree that a breach of any obligation under this Award Agreement will result in irreparable injury to the Company and that such harm may not be compensable entirely with monetary damages. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. In connection with any suit at law or in equity under this Award Agreement, the Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which you or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of your breach of the above sections, you shall disgorge the value of all payments and benefits conferred to you by virtue of this Award Agreement, including, but not limited to, the cash or Shares awarded. In addition to the foregoing, the Company shall be entitled to collect from you any reasonable attorney’s fees and costs occurred in brining any action against you or otherwise to enforce the terms of this Award Agreement.

You further agree that while the restrictive covenants imposed under this Exhibit A are in effect, you will give written notice to the Company within ten days after accepting any other employment, position, or ownership interest with any entity that has operations which compete with the operations of any of the Company or its affiliates. Such written notice shall be delivered to the Company c/o Pentair General Counsel & Secretary, Pentair plc, Suite 900, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail.  You agree that the Company may notify such new employer, company or corporate entity that you are bound by this Agreement and, at the Company's election, furnish such employer, company or corporate entity with a copy of this Agreement.

EXHIBIT B

ADDENDUM TO PENTAIR 2020 SHARE AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

In addition to the terms of the Plan and the Award Agreement, the RSUs are subject to the following additional terms and conditions to the extent you reside and/or perform services in one of the countries addressed herein. If you transfer to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms as may be necessary or advisable to accommodate your transfer). Capitalized terms not defined in this Addendum but defined in the Grant Notice, Award Agreement or the Plan shall have the same definitions as in the Grant Notice, Award Agreement and the Plan.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) COUNTRIES

Data Privacy. The following provision replaces the section of the Award Agreement titled “Data Privacy” in its entirety:

The Company, with its principal executive offices at Regal House, 70 London Road, Twickenham, London, TW13QS, United Kingdom is the controller responsible for the processing of your personal data by the Company and the third parties noted below.

(a)               Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personal information about you for the legitimate purpose of implementing, administering and managing the Plan and generally administering awards, specifically: your name, home address, email address, date of birth, termination date (if applicable), employee identification number, work country, pay frequency, any shares or directorships held in the Company, and details of all RSUs, any entitlement to Shares awarded, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer (“Personal Data”). In granting the RSUs under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering employee awards and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under the Award Agreement and the Plan. Your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by accepting the RSUs, you voluntarily acknowledge the Processing of your Personal Data as described herein.

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(b)               Stock Plan Administration Service Provider. The Company may transfer Personal Data to Fidelity Stock Plan Services, LLC (“Fidelity”), an independent service provider based, in relevant part, in the United States, which may assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade Shares pursuant to the RSUs. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving your Personal Data, if applicable, Fidelity provides appropriate safeguards in accordance with the EU Standard Contractual Clauses or other appropriate cross-border transfer solutions. By participating in the Plan, you understand that the service provider will Process your Personal Data for the purposes of implementing, administering and managing your participation in the Plan.

(c)               International Data Transfers. The Plan and RSUs are administered in the United States, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States. When transferring your Personal Data to the United States, the Company provides appropriate safeguards in accordance with the EU Standard Contractual Clauses or other appropriate cross-border transfer solutions. You may request a copy of the appropriate safeguards with Fidelity or the Company by contacting your local human resources representative.

(d)               Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)               Data Subject Rights. To the extent provided by law, you have the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding your rights or to exercise your rights, you may contact your local human resources representative. You also have the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting your local human resources representative in writing. Your provision of Personal Data is a contractual requirement. You understand, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the RSUs, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, you may contact your local human resources representative in writing. You may also have the right to lodge a complaint with the relevant data protection supervisory authority.

AUSTRALIA

1.       Breach of Law. Notwithstanding anything to the contrary in the Award Agreement or the Plan, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

2.       Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

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CANADA

1.       Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the sale of Shares takes place outside Canada through the facilities of a stock exchange on which the shares are listed (i.e., the New York Stock Exchange).

2.       Form of Settlement. Notwithstanding any terms and conditions in the Plan, the Award Agreement or any other grant materials, the RSUs will only be settled in Shares.

3.       English Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention, ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

GERMANY

No country-specific provisions.

HONG KONG

1.                  Form of Settlement. Notwithstanding any terms and conditions in the Plan, the Award Agreement or any other grant materials, the RSUs will only be settled in Shares.

2.                  Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months after the Date of Grant, you agree that you will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the Date of Grant.

3.                  Wages. The RSUs and Shares subject to the RSUs do not form part of your wages for purposes of calculating any statutory or contractual payment under Hong Kong law.

4.                  IMPORTANT NOTICE/WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the documents, you should obtain independent professional advice. The RSUs and Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Award Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company or any Affiliate and may not be distributed to any other person.

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INDIA

1.       Repatriation Requirements. You expressly agree to repatriate all sale proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.

IRELAND

No country-specific provisions.

ITALY

No country-specific provisions.

JAPAN

No country-specific provisions.

NETHERLANDS

1.       Waiver of Termination Rights. You hereby waive any and all rights to compensation or damages as a result of your termination of service with the Company or any of its Affiliates for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) your ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

POLAND

No country-specific provisions.

SINGAPORE

1.       Securities Law Information. The grant of the RSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that the RSUs are subject to section 257 of the SFA and you will not be able to make any subsequent sale of the Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (i) after six (6) months from the Date of Grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

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SWITZERLAND

1.       Securities Law Information. Neither this document nor any other materials relating to the RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of Company or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

UNITED ARAB EMIRATES

1.       Securities Law Information. The offer of the RSUs is available only for select service providers of the Company and its Affiliates and is in the nature of providing incentives in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such service providers and must not be delivered to, or relied on by any other person. Prospective purchasers of securities should conduct their own due diligence.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and the Award Agreement, or any other incidental communication materials distributed in connection with the RSUs. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. Residents of the United Arab Emirates who have any questions regarding the contents of the Plan and the Award Agreement should obtain independent advice.

UNITED KINGDOM

1.       Tax-Related Items. This provision shall supplement the section of the Award Agreement titled “Tax Withholding”:

Without limitation to the section of the Award Agreement titled “Tax Withholding”, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on your behalf (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you by within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in the section of the Award Agreement titled “Tax Withholding”.

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2.       Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the RSUs, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the award, you will be deemed to have waived irrevocably any such entitlement.

UNITED STATES

1.       Deferral Election. Certain Participants may be eligible to defer their RSUs under the Company’s or Employer’s non-qualified deferred compensation plan. If such a Participant makes a deferral election, then the RSUs subject to that election will not be paid upon vesting, but will instead be paid pursuant to the terms of the non-qualified deferred compensation plan.

2.       Change of Control. The term “Change of Control” as applied to your RSUs is modified to comply with Code Section 409A.

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